Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2013

Fourth Quarter Revenue Increased 19% Driven By a 47% Increase in Retail and Continued Growth in Direct Segment

Fourth Quarter Operating Income from Continuing Operations Increased 32% to $10.1 Million

Full Year Revenue Increased 13% and Operating Income Increased 49%

VANCOUVER, WASHINGTON, February 24, 2014 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2013.

Net sales for the fourth quarter of 2013 totaled $77.1 million, a 19% increase compared to $65.0 million in the same quarter of 2012. The result was driven by strong growth in the Company’s Retail segment, combined with continued gains in the Direct segment. For the full year 2013, net sales were $218.8 million, an increase of 13% over last year. Gross margins for the fourth quarter improved in both the Direct and Retail segments, by 130 and 330 basis points respectively, compared to the same period last year; however fourth quarter consolidated gross margin declined 70 basis points to 47.6% due to a greater percentage of sales coming from the Company’s lower gross margin Retail segment. For the full year, consolidated gross margin increased 180 basis points from the prior year to 48.7%. Operating income for the fourth quarter of 2013 was $10.1 million, a 32% increase over operating income of $7.7 million reported in the same quarter of 2012. The increase in operating income reflects higher sales and gross margins in both the Direct and Retail Segments combined with improved operating leverage of sales and marketing and general and administrative expenses. Full year 2013 operating income was $15.7 million, an increase of 49% over last year.

Net income from continuing operations for the fourth quarter of 2013 was $8.4 million, or $0.27 per diluted share, compared to $7.3 million, or $0.23 per diluted share for the same period last year. Adjusted net income from continuing operations for the fourth quarter of 2013 was $9.6 million, or $0.30 per diluted share, compared to $7.3 million, or $0.23 in the same period last year. Adjusted net income figures exclude nonrecurring income tax benefits and expenses. In the second quarter of 2013 the Company recognized an income tax benefit of $1.09 per share as a result of the partial reversal of the valuation allowance recorded against the Company’s deferred tax assets. During the fourth quarter of 2013 it was determined that this reversal underestimated the Company’s full year profitability and the Company reestablished a portion of the reversal, resulting in recognition of income tax expense of approximately $1.1 million, or $0.04 per share, in the fourth quarter of 2013.

For the full year 2013, net income from continuing operations was $48.1 million, or $1.53 per diluted share, compared to $10.6 million, or $0.34 per diluted share, last year. Full year 2013 net income includes income tax benefit of $33.0 million, or $1.05 per share, due primarily to the aforementioned partial reversal of a valuation allowance. Excluding the tax benefit, 2013 net income from continuing operations was $15.1 million, or $0.48 per diluted share, compared to $10.6 million, or $0.34 per diluted share, last year.

For the fourth quarter of 2013, the Company reported net income (including discontinued operations) of $8.5 million, or $0.27 per diluted share. In the fourth quarter of 2012, the Company reported net income (including discontinued operations) of $13.6 million, or $0.44 per diluted share. Net income for the fourth quarter of 2013 included income from discontinued operations of $0.1 million. Net income for the fourth quarter of 2012 included income from discontinued operations of $6.3 million, or $0.20 per diluted share, which primarily represents a currency translation adjustment gain related to the liquidation of European subsidiaries.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to report strong financial results for both the fourth quarter and full year 2013. Our operating performance reflects meaningful improvements in our Retail business, underscoring the early customer acceptance of the new Retail product line, and our ability to continue to grow the Direct business. Initiatives to improve gross margins across both business segments have also been successful. We continued to make strategic investments in marketing and advertising in order to drive consumer awareness of our expanding product line, while tightly managing operating costs. We ended the year in a strong financial position which provides us the financial flexibility to invest in our growth initiatives to enhance long-term shareholder value.”

Mr. Cazenave continued, “As we begin 2014, we believe we are well positioned to build upon the strong momentum of our business and expect to deliver another year of positive revenue and operating income growth. We expect to benefit from the recently expanded portfolio of Retail and Direct products as well as additional introductions that we are planning in 2014. Most recently, we announced the launch of the Bowflex MAX Trainer™, a one-of-a-kind cardio machine that leverages the strength of our Bowflex® brand and complements our other cardio offerings. We remain intensely focused on continuing to introduce new products to market on a regular cadence.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $43.0 million in the fourth quarter of 2013, an increase of 4% over the comparable period last year. Direct segment sales benefitted from continued strong demand for cardio products, especially the Bowflex® TreadClimber® product line, partially offset by a decline in Direct sales of strength products. Full year 2013 sales for the Direct segment were $136.7 million, an increase of 9% over last year. U.S. credit approval rates rose to 39.7% in the fourth quarter of 2013, up from 37.4% for the same period last year.

Operating income for the Direct segment was $5.6 million for the fourth quarter 2013, compared to $6.5 million for the fourth quarter 2012. Higher sales and higher gross margins for the Direct segment were offset by higher media and advertising investment designed to help drive new product awareness and expand sales leads. Gross margin for the Direct business was 60.2% for the fourth quarter of 2013, compared to 58.9% in the fourth quarter of last year. Direct business gross margin benefited from improved overall overhead operating efficiency and cost improvements.

Net sales for the Retail segment were $32.1 million in the fourth quarter 2013, an increase of 47% when compared to $21.8 million in the fourth quarter last year. The Company’s Retail segment sales in the fourth quarter of 2012 were adversely affected as a result of some Retail customers accelerating a portion of their purchases into the second quarter from the third and fourth quarters, compared to their typical buying patterns, in anticipation of the price increases implemented in the second half of last year. Net sales for the full year 2013 for the Retail segment were $76.8 million, an increase of 20% compared to last year. The improvement in Retail net sales is due primarily to growth in strength products and strong retailer acceptance of the Company’s new lineup of cardio products.

Operating income for the Retail segment was $6.5 million for the fourth quarter 2013, compared to $3.7 million in the fourth quarter last year. Retail gross margin was 27.4% in the fourth quarter of 2013, compared to 24.1% in the same quarter of last year. Gross margin benefited from a combination of the mix of new products, higher sales volume, and improved overall overhead operational efficiency.

Royalty revenue in the fourth quarter 2013 was $2.0 million, compared to $1.8 million for the same quarter of last year. Royalty revenue for the full year 2013 was $5.4 million, compared to $5.1 million in 2012.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of December 31, 2013, the Company had cash and cash equivalents of $41.0 million and no debt, compared to cash and cash equivalents of $23.2 million and no debt at year end 2012. Working capital of $45.7 million as of December 31, 2013 was a $20.3 million increase as compared to $25.4 million at year end 2012, primarily due to higher cash and cash equivalents. Inventory as of December 31, 2013 was $15.8 million, compared to $18.8 million as of December 31, 2012. The Company tightly manages inventory levels and believes that inventory is at the proper levels, when combined with planned purchases, to support sales in the first quarter of 2014.

For further information, see “Balance Sheet Information” attached hereto.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that excludes certain charges. In this news release, the Company has presented certain of its results of operations, including its income from continuing operations and income from continuing operations per diluted share, excluding the net income tax benefit, each of which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the non-recurring nature of the partial reversal of a valuation allowance recorded against the Company’s deferred tax assets resulting in an income tax benefit, including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures; Operating Income and Diluted EPS” in the financial tables included with this release.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the fourth quarter and full year ended December 31, 2013 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, February 24, 2014. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 404-5245 in North America and international listeners may call (303) 223-2681. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, William B. McMahon, Chief Operating Officer, and Sid Nayar, Senior Vice President-Finance.

A telephonic playback will be available from 6:30 p.m. ET, February 24, 2014, through 6:30 p.m. ET, March 10, 2014. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21705095.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; forecasts of positive revenue and operating income growth; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2013 and 2012 (unaudited and in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$77,091	$65,029	$218,803	$193,926
Cost of sales	40,414	33,606	112,326	102,889

Gross profit	36,677	31,423	106,477	91,037
Operating expenses:
Selling and marketing	19,940	17,560	66,486	58,617
General and administrative	4,869	4,997	18,705	17,669
Research and development	1,750	1,206	5,562	4,163

Total operating expenses	26,559	23,763	90,753	80,449

Operating income	10,118	7,660	15,724	10,588
Other income (expense), net	43	(67)	315	(172)

Income from continuing operations before income taxes	10,161	7,593	16,039	10,416
Income tax provision (benefit)	1,729	328	(32,085)	(226)

Income from continuing operations	8,432	7,265	48,124	10,642
Income (loss) from discontinued operations, net of income taxes	116	6,309	(170)	6,241

Net income	$8,548	$13,574	$47,954	$16,883

Basic income per share from continuing operations	$0.27	$0.23	$1.55	$0.34
Basic income (loss) per share from discontinued operations	—	0.20	(0.01)	0.21

Basic net income per share(1)	$0.27	$0.44	$1.54	$0.55

Diluted income per share from continuing operations	$0.27	$0.23	$1.53	$0.34
Diluted income (loss) per share from discontinued operations	—	0.20	(0.01)	0.21

Diluted net income per share(1)	$0.27	$0.44	$1.52	$0.55

Shares used in per share calculations:
Basic	31,153	30,916	31,072	30,851

Diluted	31,509	30,996	31,457	30,974

(1)	May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and twelve months ended December 31, 2013 and 2012 (unaudited and in thousands):

	Three Months Ended December 31,		Change
	2013	2012	$	%
Net sales:
Direct	$42,985	$41,434	$1,551	3.7%
Retail	32,097	21,834	10,263	47.0%
Royalty income	2,009	1,761	248	14.1%

	$77,091	$65,029	$12,062	18.5%

Operating income (loss):
Direct	$5,593	$6,511	$(918)	(14.1)%
Retail	6,456	3,673	2,783	75.8%
Unallocated corporate	(1,931)	(2,524)	593	23.5%

	$10,118	$7,660	$2,458	32.1%

	Twelve Months Ended December 31,		Change
	2013	2012	$	%
Net sales:
Direct	$136,663	$124,978	$11,685	9.3%
Retail	76,775	63,891	12,884	20.2%
Royalty income	5,365	5,057	308	6.1%

	$218,803	$193,926	$24,877	12.8%

Operating income (loss):
Direct	$14,126	$12,479	$1,647	13.2%
Retail	11,431	7,855	3,576	45.5%
Unallocated corporate	(9,833)	(9,746)	(87)	(0.9)%

	$15,724	$10,588	$5,136	48.5%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2013 and December 31, 2012 (unaudited and in thousands):

	December 31,
	2013	2012
Assets
Cash and cash equivalents	$40,979	$23,207
Trade receivables, net of allowances of $53 and $93	25,336	21,767
Inventories, net	15,824	18,787
Prepaids and other current assets	6,927	5,750
Income taxes receivable	80	101
Short-term notes receivable	—	82
Deferred income tax assets	4,441	193

Total current assets	93,587	69,887
Property, plant and equipment, net	8,499	6,138
Goodwill	2,740	2,940
Other intangible assets, net	12,615	14,666
Long-term deferred income tax assets	25,725	239
Other assets	401	441

Total assets	$143,567	$94,311

Liabilities and Stockholders’ Equity
Trade payables	$37,192	$32,753
Accrued liabilities	9,123	8,171
Warranty obligations, current portion	1,610	2,278
Deferred income tax liabilities	—	1,275

Total current liabilities	47,925	44,477
Warranty obligations, non-current	28	214
Income taxes payable, non-current	2,577	2,812
Deferred income tax liabilities, non-current	—	1,484
Other long-term liabilities	1,472	1,998
Stockholders’ equity	91,565	43,326

Total liabilities and stockholders’ equity	$143,567	$94,311

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Continuing Operations Income and Diluted EPS (as reported and excluding non-recurring items)

(unaudited and in millions, except per share amounts):

	Three Months Ended December 31, 2013
	As reported	Less non- recurring items(1)	Excluding non- recurring items(2)
Income from continuing operations	$8.4	$(1.1)	$9.6

Diluted net income per share	$0.27	$(0.04)	$0.30

	Twelve Months Ended December 31, 2013
	As reported	Less non- recurring items(1)	Excluding non- recurring items
Income from continuing operations	$48.1	$33.0	$15.1

Diluted net income per share	$1.53	$1.05	$0.48

(1)	Income tax benefit (expense) related to a partial reversal of a valuation allowance recorded against the Company’s deferred tax assets.
(2)	May not add due to rounding.